Exhibit 99(h)(3)

LEGAL AND TREASURY ADMINISTRATIVE SERVICES AGREEMENT
BETWEEN

MERCER FUNDS

AND

MERCER INVESTMENTS LLC

AGREEMENT made as of July 1, 2026, between the Mercer Funds, a Delaware statutory trust (the “Trust”), on behalf of each series of the Trust (each a “Fund,” and together, the “Funds”) listed in Exhibit A of this Agreement, as amended from time to time, and Mercer Investments LLC, a Delaware limited liability company (the “Administrator”).

WHEREAS, the Trust is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Trust desires to avail itself of the administrative services of the Administrator for purposes of providing the Funds with necessary and appropriate management and operations; and

WHEREAS, the Administrator is willing to provide such services to the Trust and the Funds.

NOW, THEREFORE, in consideration of the mutual promises herein made, the parties hereby agree as follows:

(1) The Trust hereby appoints the Administrator to provide the Funds with the administrative services described herein. The Administrator hereby accepts such appointment and agrees to render the services and to assume the obligations herein set forth for the compensation herein provided.

(2) Subject to the direction and control of the Board of Trustees of the Trust, the Administrator hereby agrees that it shall provide the following administrative services to the Trust and the Funds, to the extent that such services are not otherwise already being provided to the Trust and the Funds by another party that has been engaged by the Trust for the provision of the subject services:

(a)	legal services necessary to maintain the Trust’s corporate existence;

(b)	legal administration services (including preparing or supervising the preparation of various reports filed with regulatory authorities, including without limitation, Form N-CENs, Form N-CSRs, Form N-PORTs, Form 24F-2, Form N-PX, proxy statements, information statements and other periodic reports to shareholders, and U.S. and foreign ownership reports; and preparing notices of dividends, capital gains distributions and tax credits);

(c)	preparing materials for meetings of the Trust’s Board of Trustees and coordinating Board reporting;

(d)	providing treasury functions (including expense and expense limitation budgeting; authorizing expenditures; and approving bills for payment on behalf of the Funds);

(e)	overseeing the Trust’s independent registered public accounting firm and the Trust’s tax-related work;

(f)	assisting with the procurement of such insurance coverage for the Trust as is required under the 1940 Act and assisting with the procurement of such insurance coverage as the Board of Trustees may deemed necessary and advisable for the ongoing protection of the interests of the Board members and the officers of the Trust;

(g)	overseeing non-advisory transition management matters; and

(h)	providing executive, clerical and secretarial personnel needed to carry out the above responsibilities.

(3) In consideration of the services to be rendered pursuant to this Agreement, the Trust, on behalf of the Funds, will pay the Administrator a fee in accordance with the terms set forth on Exhibit B hereto.

(4) The services provided by the Administrator to the Funds under this Agreement are separate from, and unrelated to, the administrative services provided by State Street Bank and Trust Company (“SSBTC”) to the Trust pursuant to an Administration Agreement between the Trust and SSBTC, dated August 12, 2005, as amended from time to time.

(5) This Agreement shall remain in full force and effect through June 30, 2027 and thereafter, from year to year, to the extent continuance is approved annually by the Board of Trustees of the Trust.

(6) This Agreement may be terminated by the Trust, at any time, on sixty (60) days’ written notice without payment of penalty, provided that such termination by the Trust shall be directed or approved by the vote of a majority of the Trustees of the Trust in office at the time or by the vote of a majority of the outstanding voting securities of the Trust (as defined by the 1940 Act). This Agreement may be assigned with the prior written consent of the parties.

(7) The duties of the Administrator shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against the Administrator hereunder. The Administrator shall not be liable for any error of judgment or mistake of law or for any act or omission in carrying out its duties hereunder, except a loss resulting from willful malfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder, except as may otherwise be provided under provisions of applicable federal and state law that cannot be waived or modified hereby. (As used in this Section 7, the term “Administrator” shall include directors, officers, employees and other corporate agents of the Administrator, as well as that corporation itself.)

(8) This Agreement shall be governed by the internal laws of the State of New York, without regard to conflict of law principles; provided, however, that nothing herein shall be construed as being inconsistent with the 1940 Act.

(9) If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

(10) This Agreement embodies the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings relating to this Agreement’s subject matter. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts, together, shall constitute only one instrument.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their authorized officers as of the date first written above.

MERCER FUNDS

By:	/s/ Larry Vasquez
Name: Larry Vasquez
Title: Vice President

MERCER INVESTMENTS LLC

By:	/s/ Jon Gezotis
Name: Jon Gezotis
Title: Chief Operating Officer

Exhibit A

Mercer US Small/Mid Cap Equity Fund

Mercer Non-US Core Equity Fund

Mercer Emerging Markets Equity Fund

Mercer Core Fixed Income Fund

Mercer Opportunistic Fixed Income Fund

Mercer Short Duration Fixed Income Fund

Exhibit B

For its services rendered under this Agreement, the Administrator shall be entitled to receive 0.01% of the average daily net assets of each Fund, computed daily and payable monthly.